Exhibit 99.1

W&T Offshore Announces Third Quarter 2020 Results

HOUSTON, November 4, 2020 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the third quarter 2020.

Key highlights included:

•

Produced 34,459 barrels of oil equivalent per day (“Boe/d”), or 3.2 million Boe (48% liquids), in the third quarter of 2020, reflecting a 16% decrease from the third quarter of 2019, primarily due to shut-ins related due to the extraordinary 2020 hurricane season;

•

Experienced no material damage to the Company’s platforms or infrastructure from the series of storms that entered the Gulf of Mexico (“GOM”) from June through October, but expects to incur in the fourth quarter of 2020 approximately $5 million in lease operating expenses (“LOE”) related to repairs and restoring production associated with the multiple shut-ins from the storms;

•	Reported a net loss of $13.3 million or $0.09 per share and Adjusted Net Loss of $19.9 million or $0.14 per share in the third quarter of 2020;
•

Generated Adjusted EBITDA of $19.5 million for the third quarter of 2020, despite a significantly lower pricing environment and shut-in production due to hurricane activity,  while capital expenditures were held to just $1.2 million; Free Cash Flow totaled $5.9 million for the quarter;

•	Generated Adjusted EBITDA of $123.7 million for the first nine months of 2020 and Free Cash Flow of $61.8 million;
•	Consolidating natural gas treatment plants at Mobile Bay late in the fourth quarter of 2020, with expected future cost savings of approximately $5 million per year; and
•	Responded to the current low oil price environment with definitive actions to maintain financial flexibility, protect cash flow and preserve future value:
o

Suspended all drilling activities and significantly reduced its estimate of 2020 capital expenditures to $15 million to $25 million (which excludes $28.2 million in working capital changes associated with capital expenditures incurred in 2019 but paid during the nine months ended September 30, 2020);

o	Proactively curtailed production at selected oil-weighted fields operated by W&T;
o	Implemented reductions in LOE without compromising safety or operational capabilities.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “This year has been extraordinary and particularly difficult for energy producers, including a global COVID-19 pandemic and supply and demand imbalances. In addition, there have been an unusually large number of named storms enter the GOM in 2020, which have caused significant production shut-ins by W&T but, fortunately, have resulted in minimal physical damage to our facilities. These storms and unplanned downtime at Mobile Bay adversely impacted our third quarter 2020 production by nearly 9,000 Boe/d.  There is expected to be a continued impact to production in the fourth quarter as well, depending on when Magnolia and other fields are restored to production, the effect of additional shut-ins at Mobile Bay including consolidation of the gas plants and the impact from additional tropical weather through November.  Despite these difficult conditions, we have generated positive Adjusted EBITDA and maintained our significantly reduced capital spending in 2020 to ensure that we continue to generate Free Cash Flow which totaled $5.9 million in the third quarter of 2020 and $61.8 million for the nine months ending September 30. As a reminder, earlier this year we quickly and decisively responded to this downturn by stopping all drilling and completion activity, shut-in uneconomic fields, and reduced LOE significantly without compromising safety or our operational capabilities.  Late in the fourth quarter, we expect to consolidate our two natural gas treatment facilities that serve the Mobile Bay area into the larger of the two facilities which we acquired last year from ExxonMobil. This single facility provides us with more than enough capacity for our current operations as well as production from future natural gas drilling projects in the area. The consolidation of these facilities will help us reduce our future LOE by approximately $5 million per year. Additionally, we have capitalized on opportunities in 2020, where we retired $72.5 million of our senior notes for a total cost of $23.9 million, thereby saving over $7.1 million in annualized interest and preserving long-term capital.”

“This is a cyclical business and we have faced adversity in the past, but our success over nearly 40 years has been because of our focus on cash flow generation and operating efficiently. We remain focused on these touchstones of our strategy.  We have also been active in completing accretive acquisitions and we will continue to evaluate opportunities presented by the current market backdrop that meet all the criteria we have outlined in the past which target producing properties that generate Free Cash Flow with upside potential.  We believe that we are well positioned to deliver near-term and long-term value creation at W&T,” concluded Mr. Krohn.

For the third quarter of 2020, W&T reported a net loss of $13.3 million, or $0.09 per share.  The Company’s Adjusted Net Loss was $19.9 million, or $0.14 per share, primarily excluding a non-cash tax benefit of $21.2 million and a $13.1 million unrealized commodity derivative loss. In the third quarter of 2019, W&T reported net income of $75.9 million, or $0.53  per share, which included a non-cash tax benefit of $55.5 million ($0.39 per share) primarily due to the reduction of a valuation allowance previously recorded against net deferred tax assets. Adjusted Net Income for the third quarter of 2019 was $18.5 million, or $0.13 per share. In the second quarter of 2020, W&T reported a net loss of $5.9 million, or $0.04 per share, which included a $38.0 million unrealized commodity derivative loss, a $29.0 million non-cash gain on debt transaction, and $8.7 million of non-cash deferred tax benefit. For that same period, Adjusted Net Loss was $2.2 million or $0.02 per share.

Adjusted EBITDA for the third quarter of 2020 totaled $19.5 million, a decrease of 73% compared to $72.0 million in the third quarter of 2019 primarily due to lower commodity prices and lower production volumes. Third quarter 2020 Adjusted EBITDA declined 54% from $42.1 million in the second quarter of 2020 primarily due to lower commodity prices and curtailed volumes.

Free Cash Flow for the third quarter of 2020 totaled $5.9 million compared with $13.3 million in the same period in 2019 and $20.8 million in the second quarter of 2020.  For the first nine months of 2020, Free Cash Flow totaled $61.8 million compared with $47.2 million in the same period in 2019.

Adjusted Net Income/Loss, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to net income/loss, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the third quarter of 2020 was 34,459 Boe/d or 3.2 million Boe, down 16% versus 41,149 Boe/d in the third quarter of 2019 and a decrease of 18% compared to 42,037 Boe/d in the second quarter of 2020.  Third quarter 2020 production declined compared to prior periods primarily due to the significant impact on operated and non-operated production from the large number of named storms that entered the GOM.  In addition, and to a lesser extent, the Company experienced unplanned downtime at Mobile Bay, previously-announced planned downtime at the Magnolia field and a combination of operated and non-operated production that remained shut-in due to the decline in oil prices, and natural decline.  Third quarter 2020 production was comprised of 1.1 million barrels (“MMBbls”) of oil, 0.4 MMBbls of natural gas liquids (“NGLs”) and 9.9 billion cubic feet (“Bcf”) of natural gas.  Liquids production comprised 48% of total production in the third quarter of 2020.  W&T’s production across the GOM has been significantly impacted by an extraordinary number of storms in this historic tropical storm season. All of these storms resulted in varying amounts of production being shut-in depending on the size and path of the storms. Tropical Storm Cristobal impacted W&T’s second quarter 2020 production while Hurricanes Hanna, Marco, Laura, Sally and Beta caused production shut-ins during the third quarter of 2020.   In addition, Hurricanes Delta and Zeta caused production shut-ins in October, and will impact the fourth quarter of 2020.  W&T has restored a portion of its shut-in operated and non-operated production but continues to have production shut-in primarily due to extended storm-related downtime at several fields and at a third-party operated platform downstream from the Magnolia field. As disclosed below under “Guidance”, production in the fourth quarter of 2020 will continue to be impacted by hurricane-related downtime, curtailments due to low commodity prices, proactive reservoir management during a period of continued low prices, downtime at the Magnolia field, and natural decline.

For the third quarter of 2020, W&T’s average realized crude oil sales price was $41.81 per barrel. The Company’s realized NGL sales price was $10.99 per barrel and its realized natural gas sales price was $1.94 per Mcf.  The Company’s combined average realized sales price for the quarter was $22.16 per Boe, which represents a 36% decrease from $34.56 per Boe that was realized in the third quarter of 2019 and an increase of 57% compared to $14.10 per Boe in the second quarter of 2020.

Revenues for the third quarter of 2020 decreased 45% to $72.5 million compared to $132.2 million in the third quarter of 2019, and increased 31% compared to $55.2 million in the second quarter of 2020.  The decreases compared to prior year was driven primarily by significantly lower commodity prices and lower production primarily due to the impact of hurricanes in 2020.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance was $36.4 million in the third quarter of 2020, down 23% compared to $47.2 million in the third quarter of 2019 but up 29% from $28.3 million in the second quarter of 2020.  Costs declined from the year-ago period despite the impact of the Mobile Bay and Magnolia acquisitions.  On a component basis for the third quarter of 2020, base lease operating expenses and insurance premiums were $35.4 million, and workovers and facilities maintenance expenses were $1.0 million.  W&T has significantly reduced its LOE expense in 2020 primarily by replacing higher cost contract personnel with full time employees, reducing transportation costs by lowering the number of boats and helicopters needed through operational efficiencies, and cutting its workover and facilities costs through vendor and supplier costs reductions and increasing its focus on projects that maintain and optimize production. In the third quarter, W&T benefited by $1.2 million from refunds of amounts previously paid to the Office of Natural Resources Revenue (“ONRR”). LOE in the second quarter of 2020 also benefited from ONRR refunds of $3.1 million, $2.3 million in credits from W&T’s Paycheck Protection Program (“PPP”) funds, lower activity levels, and reversals of accruals for costs that have been deferred or eliminated. As disclosed below under “Guidance”, W&T expects to incur approximately $5 million in LOE in the fourth quarter of 2020 related to repairs and restoring production following multiple shut-ins due to the series of hurricanes.

On a unit of production basis, LOE was $11.49 per Boe in the third quarter of 2020, down 8% from $12.46 per Boe in the third quarter of 2019, and up 55% from $7.40 per Boe in the second quarter of 2020. The large decline in year-over-year LOE per Boe was driven by lower costs achieved in 2020, while the increase from the second quarter of 2020 was primarily the result of lower production volumes due to hurricane shut-ins, credits from the PPP funds and other production matters discussed previously.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $4.8 million, or $1.52 per Boe in the third quarter of 2020, compared to $6.5 million, or $1.73 per Boe in the third quarter of 2019, and $4.4 million, or $1.16 per Boe in the second quarter of 2020. Costs decreased from the prior year primarily due to lower transportation rates as well as lower volumes at certain fields.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $7.93 per Boe of production for the third quarter of 2020 compared to $10.26 per Boe for the third quarter of 2019 and $7.71 per Boe for the second quarter of 2020.  The year-over-year decline in the DD&A rate per Boe was driven by the large reserve additions relative to the purchase price associated with the acquisitions of the Mobile Bay and Magnolia assets.

General and Administrative Expenses (“G&A”):  G&A was $14.5 million for the third quarter of 2020, compared to $10.1 million in the third quarter of 2019 and $5.6 million for the second quarter of 2020. The increase in third quarter 2020 G&A expense compared with the same period in 2019 was driven primarily by lower fees charged to partners (credits to expense), increased legal costs incurred in reviewing potential acquisition opportunities and higher benefits costs. The increase in third quarter 2020 G&A compared with the second quarter of 2020 was driven primarily by compensation costs that returned to normal levels after benefitting from credits in the prior quarter from W&T’s PPP funds. On a unit of production basis, G&A was $4.57 per Boe in the third quarter of 2020, $2.67 per Boe in the third quarter of 2019, and $1.47 per Boe in the second quarter of 2020. The increase in G&A cost per Boe was primarily driven by lower production volumes due to hurricane shut-ins and other production matters discussed previously and higher G&A costs incurred.

COVID-19 Response:

W&T is committed to the health and safety of all its employees and contractors and has taken steps to ensure their continued safety in its response to the COVID-19 pandemic.  At W&T’s corporate offices, the Company has implemented procedures to protect its employees working in its offices including temperature checks and social distancing.  The Company continues to monitor the situation and will follow the advice of government and health advisors.

For its field operations, the Company instituted screening, which includes a questionnaire and temperature check, of all personnel prior to entry into heliports and shorebases as well as its two Alabama gas treatment plants.  The Company conducts daily temperature screenings at all offshore facilities and implemented procedures for distancing and hygiene at its field locations.

Derivative (Gain) Loss:  In the third quarter of 2020, W&T recorded a net loss of $11.2 million on its outstanding commodity derivative contracts, of which $13.1 million was an unrealized commodity derivative loss, largely due to higher quarter-end oil prices compared to second quarter of 2020.  This compared to a net gain of $5.9 million in the third quarter of 2019 of which $5.7 million was an unrealized commodity derivative gain and a net loss of $15.4 million in the second quarter of 2020 of which $38.0 million was an unrealized commodity derivative loss.

In the third quarter of 2020, W&T added the following derivative positions:

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Jan 2021 - Dec 2021	Swaps	1,000	$42.05
Jan 2021 - Dec 2021	Swaps	1,000	$42.18
Jan 2021 - Dec 2021	Swaps	1,000	$43.00
Jan 2022 - Feb 2022	Swaps	1,000	$42.75
Jan 2022 - Feb 2022	Swaps	1,000	$42.80
Jan 2022 - Feb 2022	Swaps	1,000	$43.40
Jan 2021 - Jan 2021	Costless Collars	2,895		$35.00	$50.00
Feb 2021 - Feb 2021	Costless Collars	3,340		$35.00	$50.00
Mar 2021 - Mar 2021	Costless Collars	2,382		$35.00	$50.00
Apr 2021 - Apr 2021	Costless Collars	2,362		$35.00	$50.00
May 2021 - May 2021	Costless Collars	1,944		$35.00	$50.00
Jun 2021 - Jun 2021	Costless Collars	1,924		$35.00	$50.00
Jul 2021 - Jul 2021	Costless Collars	1,525		$35.00	$50.00
Aug 2021 - Aug 2021	Costless Collars	1,346		$35.00	$50.00
Sep 2021 - Sep 2021	Costless Collars	1,350		$35.00	$50.00
Oct 2021 - Oct 2021	Costless Collars	1,012		$35.00	$50.00
Nov 2021 - Nov 2021	Costless Collars	948		$35.00	$50.00
Dec 2021 - Dec 2021	Costless Collars	625		$35.00	$50.00
Jan 2022 - Jan 2022	Costless Collars	1,473		$35.00	$50.00
Feb 2022 - Feb 2022	Costless Collars	1,790		$35.00	$50.00

Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)
Nov 2020 - Dec 2020	Swaps	15,000	$2.21
Jan 2021 - Dec 2021	Swaps	10,000	$2.62
Jan 2022 - Jan 2022	Swaps	20,000	$2.79
Feb 2022 - Feb 2022	Swaps	30,000	$2.79

A listing of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Financial Info” tab.

Interest Expense: Interest expense, net of interest income, as reported in the income statement, in the third quarter of 2020 was $14.1 million compared with $14.4 million in the same period in 2019 and $14.8 million in the second quarter of 2020. The reduction in expense from the prior year relates primarily to reduced interest costs following the retirement of $72.5 million in principal of W&T’s 9.75% Senior Second Lien Notes earlier in 2020.

Income Tax:  W&T recorded an income tax benefit of $21.1 million in the third quarter of 2020 and $55.5 million for the same period in 2019.  In the second quarter of 2020, the Company recorded an income tax benefit of $8.7 million. For the first three quarters of 2020, the income tax benefit was impacted by adjustments related to the enactment of the CARES Act on March 27, 2020. Additionally, the third quarter of 2020 was impacted by the Treasury issuing regulations under IRC Section 163(j) on July 28, 2020 related to the business interest expense limitation. During the third quarter of 2019, W&T reversed a liability related to an uncertain tax position that was resolved which resulted in a net tax benefit for the period.  W&T’s effective tax rate was not meaningful for the three months ended September 30, 2020 or 2019.

As of September 30, 2020, W&T’s deferred tax valuation allowance was $24.7 million.  The Company continually evaluates the need to maintain a valuation allowance on its deferred tax assets.  Any future reduction of a portion or all of the valuation allowance would result in a non-cash income tax benefit in the period the decision occurs. W&T is not currently forecasting any cash income tax expense for the near-term.

Balance Sheet, Cash Flow and Liquidity: Net cash provided by operating activities for the third quarter of 2020 was $21.3 million. Total liquidity on September 30, 2020 was $187.1 million, consisting of cash and cash equivalents of $56.5 million and $130.6 million of availability under W&T’s revolving bank credit facility.  At September 30, 2020, the Company had $80.0 million in borrowings on its revolving credit facility and $4.4 million of letters of credit outstanding.  Total long-term debt, including $80.0 million in revolving credit facility borrowings, was $624.7 million net of unamortized debt issuance costs.  W&T was in compliance with all applicable covenants of the Credit Agreement and the Senior Second Lien Notes indenture as of September 30, 2020.

Since year-end 2019, W&T has reduced the amount of its long-term debt associated with its Senior Second Lien Notes by $72.5 million to $552.5 million for $23.9 million, resulting in annualized interest savings of $7.1 million.

Capital Expenditures:  Due to the uncertain commodity outlook in light of the COVID-19 pandemic, W&T suspended drilling and completion activities in March and significantly reduced its estimate of 2020 capital expenditures to $15 million to $25 million from its prior level of $50 million to $100 million.  Per the Statement of Cash Flows, capital expenditures in the third quarter of 2020 (excluding acquisitions) were $1.2 million.  Capital expenditures for the first nine months of 2020 totaled $41.2 million, which includes $28.2 million in capital expenditures incurred in 2019 but paid during the nine months ended September 30, 2020.

OPERATIONS UPDATE

W&T successfully drilled one well in the first quarter of 2020 at East Cameron 338/349 but has since suspended all other drilling activity in the current uncertain pricing environment.

Well Recompletions and Workovers:  During the third quarter of 2020, the Company performed two recompletions and five workovers that in total added approximately 500 net Boe/d to production.  W&T currently plans to continue to perform recompletions and workovers that meet economic thresholds.

Consolidation of Onshore Natural Gas Treatment Plants Supporting Mobile Bay Assets:  During the fourth quarter of 2020, the Company plans to consolidate its two onshore natural gas treatment facilities that service the Mobile Bay area into the Onshore Treating Facility (“OTF”) which was acquired in 2019 from ExxonMobil.  W&T will close its Yellowhammer Plant.  The OTF has more than sufficient capacity to meet W&T’s current and expected needs as it further develops its Mobile Bay and regional natural gas assets in the future.  The consolidation of the facilities is expected to result in savings of approximately $5 million per year beginning in 2021.

Guidance

Due to the sharp decline in oil prices in early 2020, W&T significantly reduced its 2020 capital spending expectations to $15 million to $25 million and has also reduced its planned asset retirement expenditures to $2 million to $4 million.  W&T estimates its fourth quarter production will average 31,500 to 35,000 Boe/d which includes the ongoing impact from prior storms as well as storms that already have impacted the fourth quarter, other planned shut-ins, as well as an estimate of additional potential storm-related downtime for the balance of the fourth quarter.  The Company expects fourth quarter 2020 LOE will include approximately $5.0 million in expenses associated with the series of storms through October for minor repairs and costs to restore shut-in production.

Fourth Quarter
Production	2020

Oil (MMBbls)	1.0 - 1.1

NGL's (MMBbls)	0.31 - 0.35

Natural Gas (Bcf)	9.5 - 10.6

Total (MMBoe)	2.9- 3.2

Total (Boe/d)	31,500 - 35,000

Operating Expenses	Fourth Quarter
($ in millions)	2020

Lease operating expenses	$43 - $48

Gathering, transportation &
production taxes	$5.4 - $5.9

General and administrative	$11.7 - $12.9

Current income tax expense rate	0%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Thursday, November 5, 2020, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  Interested parties may participate by dialing (844) 739-3797.  International parties may dial (412) 317-5713.  Participants should request to connect to the “W&T Offshore Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com on the “Overview” page under the “Investor Relations” section.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development.  The Company currently has working interests in 50 producing fields in federal and state waters and has under lease approximately 772,000 gross acres, including approximately 557,000 gross acres on the Gulf of Mexico Shelf and approximately 215,000 gross acres in the Gulf of Mexico deepwater.  A majority of the Company’s daily production is derived from wells it operates.  For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.  We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Revenues:
Oil	$46,589	$30,645	$102,786	$161,884	$298,684
NGLs	4,464	1,917	4,373	12,833	15,461
Natural gas	19,213	21,364	23,686	69,877	65,091
Other	2,251	1,315	1,376	7,292	3,766
Total revenues	72,517	55,241	132,221	251,886	383,002

Operating costs and expenses:
Lease operating expenses	36,437	28,313	47,185	119,525	130,982
Gathering, transportation costs and production taxes	4,826	4,444	6,543	15,635	20,767
Depreciation, depletion, amortization and accretion	25,127	29,483	38,841	93,736	110,680
General and administrative expenses	14,476	5,628	10,106	34,067	37,543
Derivative loss (gain)	11,161	15,414	(5,853)	(35,337)	41,228
Total costs and expenses	92,027	83,282	96,822	227,626	341,200
Operating (loss) income	(19,510)	(28,041)	35,399	24,260	41,802

Interest expense, net	14,135	14,816	14,445	46,061	42,934
Gain on purchase of debt	-	(28,968)	-	(47,469)	-
Other expense	751	751	555	2,225	1,364
(Loss) income before income tax benefit	(34,396)	(14,640)	20,399	23,443	(2,496)
Income tax benefit	(21,057)	(8,736)	(55,500)	(23,294)	(67,023)
Net (loss) income	$(13,339)	$(5,904)	$75,899	$46,737	$64,527

Basic and diluted (loss) earnings per common share	$(0.09)	$(0.04)	$0.53	$0.33	$0.45

Weighted average common shares outstanding	141,624	141,597	140,567	141,589	140,520

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Net sales volumes:
Oil (MBbls)	1,115	1,414	1,735	4,356	4,896
NGL (MBbls)	407	410	283	1,312	856
Oil and NGLs (MBbls)	1,521	1,824	2,018	5,667	5,752
Natural gas (MMcf)	9,897	12,006	10,606	37,210	25,344
Total oil and natural gas (MBoe) (1)	3,170	3,826	3,786	11,869	9,976

Average daily equivalent sales (MBoe/d)	34.5	42.0	41.1	43.3	36.5

Average realized sales prices:
Oil ($/Bbl)	$41.81	$21.67	$59.24	$37.17	$61.00
NGLs ($/Bbl)	10.99	4.67	15.45	9.78	18.07
Oil and NGLs ($/Bbl)	33.57	17.85	53.10	30.83	54.61
Natural gas ($/Mcf)	1.94	1.78	2.23	1.88	2.57
Barrel of oil equivalent ($/Boe)	22.16	14.10	34.56	20.61	38.01

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$11.49	$7.40	$12.46	$10.07	$13.13
Gathering, transportation costs and production taxes	1.52	1.16	1.73	1.32	2.08
Depreciation, depletion, amortization and accretion	7.93	7.71	10.26	7.90	11.09
General and administrative expenses	4.57	1.47	2.67	2.87	3.76

(1) MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,532	$32,433
Receivables:
Oil and natural gas sales	21,407	57,367
Joint interest and other, net	10,361	19,400
Income taxes	-	1,861
Total receivables	31,768	78,628
Prepaid expenses and other assets	23,607	30,691
Total current assets	111,907	141,752

Oil and natural gas properties and other, net - at cost	8,574,736	8,552,513
Less accumulated depreciation, depletion and amortization	7,880,432	7,803,715
Oil and natural gas properties and other, net	694,304	748,798
Restricted deposits for asset retirement obligations	30,161	15,806
Deferred income taxes	87,470	63,916
Other assets	25,638	33,447
Total assets	$949,480	$1,003,719

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$36,790	$102,344
Undistributed oil and natural gas proceeds	20,250	29,450
Advance from joint interest partner	7,721	5,279
Asset retirement obligations	19,522	21,991
Accrued liabilities	44,460	30,896
Total current liabilities	128,743	189,960

Long-term debt	624,747	719,533
Asset retirement obligations	362,213	333,603
Other liabilities	33,263	9,988
Commitments and contingencies	-	-
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 144,647 issued and 141,778 outstanding at September 30, 2020; 144,538 issued and 141,669 outstanding at December 31, 2019	1	1
Additional paid-in capital	550,192	547,050
Retained deficit	(725,512)	(772,249)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(199,486)	(249,365)
Total liabilities and shareholders’ deficit	$949,480	$1,003,719

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Operating activities:
Net (loss) income	$(13,339)	$(5,904)	$75,899	$46,737	$64,527
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	25,127	29,483	38,841	93,736	110,680
Amortization of debt items and other items	1,569	2,057	1,429	5,251	3,914
Share-based compensation	1,075	1,019	1,248	3,142	2,429
Derivative loss (gain)	11,161	15,414	(5,853)	(35,337)	41,228
Cash receipts on derivative settlements, net	4,462	33,162	4,791	42,028	17,583
Gain on purchase of debt	-	(28,968)	-	(47,469)	-
Deferred income taxes	(21,200)	(8,706)	(44,241)	(23,407)	(55,764)
Changes in operating assets and liabilities:	-	-
Oil and natural gas receivables	975	13,030	(9,814)	35,959	(3,822)
Joint interest receivables	4,296	(2,380)	8,312	9,039	(15,850)
Prepaid expenses and other assets	4,446	(7,506)	(6,077)	7,951	(14,211)
Income tax	(15)	2,008	17,205	1,993	17,165
Asset retirement obligation settlements	(624)	(1,915)	(5,099)	(2,788)	(7,740)
Cash advance from JV partner	(3,408)	(7,156)	(2,680)	2,442	15,847
Accounts payable, accrued liabilities and other	6,735	(24,484)	6,319	(24,539)	10,610
Net cash provided by operating activities	21,260	9,154	80,280	114,738	186,596

Investing activities:
Investment in oil and natural gas properties and equipment	(1,234)	(6,374)	(30,333)	(41,183)	(93,482)
Acquisition of property interest in oil and natural gas properties	-	1,546	(157,718)	(456)	(167,718)
Purchases of furniture, fixtures and other	-	-	(20)	(70)	(20)
Net cash used in investing activities	(1,234)	(4,828)	(188,071)	(41,709)	(261,220)

Financing activities:
Borrowings on credit facility	-	25,000	150,000	25,000	150,000
Repayments on credit facility	-	(25,000)	(66,000)	(50,000)	(66,000)
Purchase of Senior Second Lien Notes	-	(15,394)	-	(23,930)	-
Debt issuance costs and other	-	-	(177)	-	(928)
Net cash (used in) provided by financing activities	-	(15,394)	83,823	(48,930)	83,072
Increase (decrease) in cash and cash equivalents	20,026	(11,068)	(23,968)	24,099	8,448
Cash and cash equivalents, beginning of period	36,506	47,574	65,709	32,433	33,293
Cash and cash equivalents, end of period	$56,532	$36,506	$41,741	$56,532	$41,741

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative Positions
As of November 4, 2020

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Crude Oil - WTI NYMEX:		(bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Nov 2020 - Dec 2020	Costless Collars	1,000		$45.00	$63.60
Nov 2020 - Dec 2020	Costless Collars	9,000		$45.00	$63.50
Nov 2020 - Dec 2020	Calls (long)	10,000			$67.50
Jan 2021 - Dec 2021	Swaps	1,000	$41.00
Jan 2021 - Dec 2021	Swaps	1,000	$42.05
Jan 2021 - Dec 2021	Swaps	1,000	$42.18
Jan 2021 - Dec 2021	Swaps	1,000	$43.00
Jan 2022 - Feb 2022	Swaps	1,000	$42.75
Jan 2022 - Feb 2022	Swaps	1,000	$42.80
Jan 2022 - Feb 2022	Swaps	1,000	$43.40
Jan 2021 - Jan 2021	Costless Collars	2,895		$35.00	$50.00
Feb 2021 - Feb 2021	Costless Collars	3,340		$35.00	$50.00
Mar 2021 - Mar 2021	Costless Collars	2,382		$35.00	$50.00
Apr 2021 - Apr 2021	Costless Collars	2,362		$35.00	$50.00
May 2021 - May 2021	Costless Collars	1,944		$35.00	$50.00
Jun 2021 - Jun 2021	Costless Collars	1,924		$35.00	$50.00
Jul 2021 - Jul 2021	Costless Collars	1,525		$35.00	$50.00
Aug 2021 - Aug 2021	Costless Collars	1,346		$35.00	$50.00
Sep 2021 - Sep 2021	Costless Collars	1,350		$35.00	$50.00
Oct 2021 - Oct 2021	Costless Collars	1,012		$35.00	$50.00
Nov 2021 - Nov 2021	Costless Collars	948		$35.00	$50.00
Dec 2021 - Dec 2021	Costless Collars	625		$35.00	$50.00
Jan 2022 - Jan 2022	Costless Collars	1,473		$35.00	$50.00
Feb 2022 - Feb 2022	Costless Collars	1,790		$35.00	$50.00

Production Period	Instrument	Avg. Daily Volumes	Weighted Avg Swap Price	Weighted Avg Put Price	Weighted Avg Call Price
Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Nov 2020 - Dec 2022	Calls (long)	40,000			$3.00
Nov 2020 - Dec 2022	Costless Collars	40,000		$1.83	$3.00
Nov 2020 - Dec 2020	Costless Collars	10,000		$1.75	$2.58
Nov 2020 - Dec 2020	Swaps	10,000	$2.03
Nov 2020 - Dec 2020	Swaps	15,000	$2.21
Jan 2021 - Dec 2021	Costless Collars	20,000		$2.17	$3.00
Jan 2021 - Dec 2021	Swaps	10,000	$2.62
Jan 2021 - Dec 2021	Costless Collars	10,000		$2.20	$3.00
Jan 2022 - Feb 2022	Costless Collars	30,000		$2.20	$4.50
Jan 2022 - Jan 2022	Swaps	20,000	$2.79
Feb 2022 - Feb 2022	Swaps	30,000	$2.79

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP.  These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA” and “Free Cash Flow”.   Management uses these non-GAAP financial measures in its analysis of performance.  In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, and gain on debt transactions. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(In thousands, except per share amounts)
	(Unaudited)

Net (loss) income	$(13,339)	$(5,904)	$75,899	$46,737	$64,527
Unrealized commodity derivative loss (gain)	13,112	37,992	(5,670)	(1,416)	40,951
Amortization of derivative premium	1,483	3,407	3,931	9,239	11,664
Bad debt reserve	(1)	47	55	82	193
Deferred tax benefit	(21,170)	(8,736)	(55,764)	(23,407)	(55,764)
Gain on debt transactions	-	(28,968)	-	(47,469)	-
Adjusted Net (Loss) Income	$(19,915)	$(2,162)	$18,451	$(16,234)	$61,571

Basic and diluted adjusted (loss) earnings per common share	$(0.14)	$(0.02)	$0.13	$(0.11)	$0.43

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net (Loss) Income to Adjusted EBITDA and to Free Cash Flow

The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, and gain on debt transactions.  W&T believes the presentation of Adjusted EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures.  The Company believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures.  Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies.  In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense.  W&T’s management believes that Free Cash Flow is an important financial measure for use in evaluating the Company's financial performance and measures the Company’s ability to generate cash from business operations in excess of its capital spending and debt servicing requirements. Free Cash Flow, as W&T calculates it, may not be comparable to Free Cash Flow measures reported by other companies.

These measures are widely used by investors and research analysts for the valuation, comparison, rating and investment recommendations of companies.  The following table presents a reconciliation of W&T’s net (loss) income to Adjusted EBITDA and to Free Cash Flow.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(In thousands)
	(Unaudited)

Net (loss) income	$(13,339)	$(5,904)	$75,899	$46,737	$64,527
Interest expense, net	14,135	14,816	14,445	46,061	42,934
Income tax benefit	(21,057)	(8,736)	(55,500)	(23,294)	(67,023)
Depreciation, depletion, amortization and accretion	25,127	29,483	38,841	93,736	110,680
Unrealized commodity derivative loss (gain)	13,112	37,992	(5,670)	(1,416)	40,951
Amortization of derivative premium	1,483	3,407	3,931	9,239	11,664
Bad debt reserve	(1)	47	55	82	193
Gain on debt transactions	-	(28,968)	-	(47,469)	-
Adjusted EBITDA	$19,460	$42,137	$72,001	$123,676	$203,926

Capital expenditures (1)	1,184	(4,596)	(39,187)	(13,024)	(106,083)
Plug and abandonment	(624)	(1,915)	(5,099)	(2,788)	(7,740)
Interest expense, net	(14,135)	(14,816)	(14,445)	(46,061)	(42,934)

Free Cash Flow	$5,885	$20,810	$13,270	$61,803	$47,169

(1) On an accrual basis and includes purchases of furniture, fixtures and other.

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7326